Exhibit 99.3

Consent of Gordian Investments, LLC

October 10, 2017

Board of Directors

WPCS International Incorporated

521 Railroad Avenue

Suisun City, California 94585

Re: Registration Statement on Form S-4 of WPCS International Incorporated

Members of the Board:

We hereby consent to: (i) the inclusion of our opinion letter, dated September 5, 2017, to the Board of Directors of WPCS International Incorporated (“WPCS”) as Annex E to the proxy statement/prospectus/information statement that forms part of the Registration Statement on Form S-4 of WPCS (the “Registration Statement”) filed on October 10, 2017; and (ii) the references made to our firm and such opinion in such Registration Statement under the captions “Prospectus Summary—Opinion of the WPCS Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—WPCS Reasons for the Merger,” and “The Merger—Opinion of the WPCS Financial Advisor.” Notwithstanding the foregoing, in giving such consent, we do not thereby admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Gordian Investments, LLC
GORDIAN INVESTMENTS, LLC